Exhibit 16.1

LETTER FROM MARCUM & KLIEGMAN LLP

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent registered accountants for House of Taylor Jewelry, Inc. (formerly Nurescell Inc.) (the "Corporation") and on June 27, 2005 we reported on the financial statements of the Corporation as of and for the year ended March 31, 2005. On August 1, 2005, we were dismissed as independent accountants of the Corporation. We have read the Corporation's statements included under Item 4.01 of its Form 8-K for August 5, 2005, and we agree with such statements. except that we are not in a position to agree or disagree with the statement that the Corporation’s board of directors approved the dismissal of Marcum & Kliegman LLP and approved the retaining of Stonefield Josephson, Inc.. as the Corporation's independent registered accounting firm.

/s/ Marcum& Kliegman

New York, New York
August 5, 2005